UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2017

West Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35846 (Commission File Number)	47-0777362 (IRS Employer Identification No.)

11808 Miracle Hills Drive, Omaha, Nebraska 68154

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (402) 963-1200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 9, 2017, West Corporation, a Delaware corporation (“West” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Mount Olympus Holdings, Inc., a Delaware corporation (“Parent”), Olympus Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), and the Company. A copy of the Merger Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference. The Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement have been unanimously approved by the Company’s board of directors (the “Company Board”). Parent and Sub are affiliates of certain funds (the “Apollo Funds”) managed by affiliates of Apollo Global Management, LLC (together with its consolidated subsidiaries, “Apollo”).

Merger. The Merger Agreement provides for the merger of Sub with and into the Company, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), with the Company continuing as the surviving corporation in the Merger. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent.

Merger Consideration. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share (a “Share”) of common stock of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares held by stockholders of the Company who have properly exercised and perfected appraisal rights under Delaware law and (ii) Shares that are held in the treasury of the Company or owned of record by any wholly-owned subsidiary of the Company, Parent or any wholly-owned subsidiary of Parent) will be converted into the right to receive $23.50 per Share in cash, without interest (the “Merger Consideration”).

Treatment of Outstanding Equity Awards. The Merger Agreement provides that, with respect to all outstanding options, stock unit awards and restricted stock awards under the Company’s equity plans, as a result of the Merger:

•	each option will be fully vested and cancelled, and each holder of a cancelled Company option will receive a payment in cash equal to the product of (i) the total number of Shares subject to the cancelled Company option and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share subject to the cancelled Company option; and

•	each stock unit and restricted stock award will be converted into the right to receive a payment in cash equal to the sum of (i) the Merger Consideration multiplied by the number of Shares subject to each such award and (ii) the dividend equivalents accrued on such award prior to the closing date, and to the extent required by an existing award agreement such cash amount will be held in escrow and become vested and payable in accordance with the terms of the awards on the vesting schedule set forth in the awards.

For any stock unit awards that are subject to performance-based vesting conditions, the Merger Agreement provides that the number of Shares subject to such awards that are earned based on performance will be determined as of the closing date in accordance with the terms of the applicable award agreements, which the Company may amend between signing and closing to provide that, for all relevant periods, the performance goals will be deemed to have been satisfied at 100% of the target level. In addition, any notional Shares accrued under the Company’s deferred compensation plan will be notionally reinvested in one or more other “measurement funds” as defined under the deferred compensation plan, and the existing offering period under the Company’s employee stock purchase plan shall end on June 30, 2017 and no further offering period will commence thereafter.

Closing Conditions. The consummation of the Merger is subject to the satisfaction or waiver of specified closing conditions, including (i) the approval of the Merger by the holders of a majority of the outstanding Shares entitled to vote thereon, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain required foreign antitrust approvals, (iii) receipt of approval by the Federal Communications Commission, (iv) receipt of certain required state telecommunications regulatory approvals, (v) the absence of the occurrence of a Company Material Adverse Effect (as defined in the Merger Agreement) after the date of the Merger Agreement and (vi) other customary closing conditions. The consummation of the Merger is not subject to a financing condition.

Representations, Warranties and Covenants. The Merger Agreement contains representations, warranties and covenants of the Company, Parent and Sub. These covenants include an obligation of the Company to, subject to certain exceptions, use commercially reasonable efforts to conduct its operations in all material respects in the ordinary course of business from the date of the Merger Agreement through the Effective Time.

Non-Solicitation. The Merger Agreement generally prohibits the Company’s solicitation of third-party proposals relating to the acquisition of more than 20% of the consolidated assets of the Company and its subsidiaries, taken as a whole, or to which more than 20% of the Company’s consolidated revenue is attributable, or 20% of the issued and outstanding Shares (a “Competing Proposal”), and restricts the Company’s ability to furnish non-public information to, or participate in any discussions or negotiations with, any third party with respect to any Competing Proposal, or approve or recommend a Competing Proposal, in each case, subject to certain limited exceptions. The Merger Agreement also contains covenants that require, subject to certain limited exceptions, (a) the Company to file a proxy statement with the United States Securities and Exchange Commission (the “SEC”) and call and hold a stockholder meeting and (b) the Company Board to recommend that the Company’s stockholders adopt the Merger Agreement. However, at any time prior to the receipt of the requisite stockholder approval, the Company Board is permitted, after following certain procedures set forth in the Merger Agreement, to change its recommendation to the Company’s stockholders solely in response to (i) a Superior Proposal or (ii) an Intervening Event (as such terms are defined in the Merger Agreement). Notwithstanding any such change of recommendation, unless the Merger Agreement has been terminated in accordance with its terms, (i) the Company must submit the Merger Agreement to its stockholders at a special meeting for the purpose of obtaining the approval of the Company’s stockholders and (ii) the Company Board will not submit to the stockholders of the Company any Competing Proposal or propose to do so.

Termination; Termination Fees. The Merger Agreement also provides for certain termination rights for both the Company and Parent. The Company is obligated to pay Parent a $72 million termination fee in certain circumstances, including (a) if the Company Board changes its recommendation and Parent terminates the Merger Agreement, (b) if, among other things, the Company’s stockholders do not approve the Merger Agreement at the stockholder meeting and the Company enters into a definitive agreement with respect to a Qualifying Transaction (as defined in the Merger Agreement) within 12 months of the termination of the Merger Agreement and any Qualifying Transaction is thereafter consummated and (c) if the Company terminates the Merger Agreement in accordance with certain procedures set forth in the Merger Agreement in order to enter into a definitive agreement with a third party with respect to a Superior Proposal. The Merger Agreement also provides that Parent will be required to pay the Company a reverse termination fee of $134 million if (x) the conditions to the Company’s closing obligation are satisfied, (y) Parent and Sub fail to consummate the closing when required and (z) the Company terminates the Merger Agreement after notifying Parent that it is irrevocably ready, willing and able to consummate the closing.

Funding. Parent and Sub have obtained equity and debt financing commitments to finance the transactions contemplated by the Merger Agreement. The Apollo Funds have (1) committed to capitalize Parent, immediately prior to the closing of the Merger, with an aggregate equity contribution in an amount of up to $1.3 billion on the terms and subject to the conditions set forth in an equity funding letter dated May 9, 2017 and (2) provided the Company with a limited guarantee in favor of the Company dated May 9, 2017 guaranteeing the payment of certain monetary obligations that may be owed by Parent pursuant to the Merger Agreement, including any reverse termination fee that may become payable by Parent.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

The Merger Agreement and the above description of the Merger Agreement have been included to provide investors and securityholders with information regarding the terms of the Merger Agreement and are not intended to provide any other factual information about the Company, Parent, Sub or their respective subsidiaries or affiliates. The representations and warranties contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by the parties to each other. Investors should not rely on the representations and warranties contained in the Merger Agreement as characterizations of the actual state of facts or condition of the Company, Parent, Sub or any of their respective subsidiaries, affiliates or businesses.

Item 2.02 Results of Operations and Financial Condition

On May 9, 2017, the Company issued a press release reporting results of operations for the three months ended March 31, 2017. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference in its entirety.

The information contained in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Item 8.01. Other Events.

On May 9, 2017, the Company and Apollo issued a joint press release announcing the execution of the Merger Agreement, a copy of which is filed as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

On May 9, 2017, entities affiliated with Thomas H. Lee Partners, L.P., entities affiliated with the Quadrangle Group and Gary L. West and Mary E. West (collectively, the “Covered Stockholders”) entered into Voting Agreements with Parent and Sub (collectively, the “Voting Agreements”), filed as Exhibits 99.3, 99.4, 99.5 and 99.6, respectively, to this Current Report on Form 8-K and incorporated herein by reference. Under the Voting Agreements, the Covered Stockholders have agreed, among other things, to vote in favor of the approval and adoption of the Merger Agreement and, subject to certain exceptions, to lock up their Shares from the date of the Merger Agreement until stockholder approval of the Merger Agreement is obtained. The Voting Agreements terminate upon the earliest of: (i) the mutual written agreement of the parties thereto; (ii) the consummation of the Merger; (iii) the entry without the prior written consent of the Covered Stockholders into any amendment, modification or waiver of any provision of the Merger Agreement (A) that reduces the amount, or modifies the form, of the Merger Consideration payable to any of the stockholders of the Company (other than adjustments in accordance with the terms of the Merger Agreement), (B) that amends or modifies any of the closing conditions in a manner that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or (C) that is in any way material and adverse, or adverse from a financial standpoint, to any of the Covered Stockholders; (iv) the termination of the Merger Agreement pursuant to and in compliance with the terms therein; (v) the Company Board making a Change of Company Recommendation (as defined in the Merger Agreement) in accordance with the terms of the Merger Agreement in response to a Competing Proposal; and (vi) the Company Board making a Change of Company Recommendation in accordance with the terms of the Merger Agreement in response to an Intervening Event.

The Company has entered into an indemnification agreement with each of Gary L. West and Mary E. West in connection with their entry into the Voting Agreements.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1†	Agreement and Plan of Merger, dated as of May 9, 2017, by and among West Corporation, Mount Olympus Holdings, Inc. and Olympus Merger Sub, Inc.

99.1	Press Release of West Corporation dated May 9, 2017, reporting results of operations for the three months ended March 31, 2017.

99.2	Press Release of West Corporation and Apollo Global Management, LLC dated May 9, 2017.

99.3	Voting Agreement, dated as of May 9, 2017, by and among Mount Olympus Holdings, Inc., Olympus Merger Sub, Inc. and entities affiliated with Thomas H. Lee Partners, L.P.

99.4	Voting Agreement, dated as of May 9, 2017, by and among Mount Olympus Holdings, Inc., Olympus Merger Sub, Inc. and entities affiliated with the Quadrangle Group.

99.5	Voting Agreement, dated as of May 9, 2017, by and among Mount Olympus Holdings, Inc., Olympus Merger Sub, Inc. and Gary L. West.

99.6	Voting Agreement, dated as of May 9, 2017, by and among Mount Olympus Holdings, Inc., Olympus Merger Sub, Inc. and Mary E. West.

†	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules or exhibits upon request by the SEC.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the proposed transaction and business combination between Apollo and the Company, including statements regarding the benefits of the proposed transaction and the anticipated timing of the proposed transaction. Forward-looking statements can be generally identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to various risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the proposed transaction may not be completed in a timely manner, or at all, which may adversely affect the Company’s business and the price of the common stock of the Company; the failure to satisfy the conditions to the consummation of the proposed transaction, including the adoption of the Merger Agreement by the stockholders of the Company and the receipt of certain governmental and regulatory approvals; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results, and business generally; risks that the proposed transaction disrupts current plans and operations of the Company and potential difficulties in the Company’s employee retention as a result of the proposed transaction; risks related to diverting management’s attention from the Company’s ongoing business operations; the outcome of any legal proceedings that may be instituted against the Company, its officers or directors related to the Merger Agreement or the proposed transaction; the possibility that competing offers or acquisition proposals for the Company will be made; risks regarding the failure to obtain the necessary financing to complete the proposed transaction; risks related to the equity and debt financing and related guarantee arrangements entered into in connection with the proposed transaction; competition in West’s highly competitive markets; increases in the cost of voice and data services or significant interruptions in these services; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the continued deployment and adoption of emerging technologies; the loss, financial difficulties or bankruptcy of any key clients; security and privacy breaches of the systems West uses to protect personal data; the effects of global economic trends on the businesses of West’s clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; the cost of pending and future litigation; the cost of defending against intellectual property infringement claims; the effects of extensive regulation affecting many of West’s businesses; West’s ability to protect its proprietary information or technology; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions, integrate or achieve the objectives of its recent and future acquisitions; and future impairments of our substantial goodwill, intangible assets, or other long-lived assets. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; West’s ability to obtain additional financing; the incurrence of significant additional indebtedness by West and its subsidiaries; and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the Company with the SEC.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed merger transaction involving West Corporation, Mount Olympus Holdings, Inc. and Olympus Merger Sub, Inc. This communication does not constitute an offer to sell or the solicitation of an offer to buy our securities or the solicitation of any vote or approval. The proposed Merger of West Corporation will be submitted to stockholders of West Corporation for their consideration. In connection with the proposed transaction, West Corporation intends to file a proxy statement and other relevant materials with the SEC in connection with the solicitation of proxies in connection with the proposed transaction. The definitive proxy statement will be mailed to the stockholders of West Corporation. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND STOCKHOLDERS OF WEST CORPORATION ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, any amendments or supplements thereto and other relevant materials, and any other documents filed by West Corporation with the SEC, may be obtained once such documents are filed with the SEC free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of West Corporation may obtain free copies of the documents filed with the SEC by directing a request through the Investors portion of West Corporation’s website at www.west.com or by mail to West Corporation, 11808 Miracle Hills Drive, Omaha, NE, 68154, attention: Investor Relations, telephone: (402) 963-1500. You may also read and copy any reports, statements and other information filed by West Corporation with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

West Corporation and certain of its executive officers, directors, other members of management and employees, may under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from West Corporation stockholders in connection with the proposed transaction. Certain executive officers and directors of West Corporation have interests in the proposed transaction that may differ from the interests of stockholders generally, including the acceleration of vesting of stock options and/or restricted stock awards and the payment of cash bonuses in connection with the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in West Corporation’s preliminary and definitive proxy statements when filed with the SEC and other relevant documents to be filed with the SEC in connection with the proposed transaction, each of which can be obtained free of charge from the sources indicated above when they become available. Information regarding certain of these persons and their beneficial ownership of West Corporation common stock is also set forth in West Corporation’s proxy statement for its 2017 annual meeting of stockholders filed on April 6, 2017 with the SEC, which can be obtained free of charge from the sources indicated above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

West Corporation

May 10, 2017	By:	/s/ Jan D. Madsen
	Name:	Jan D. Madsen
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1†	Agreement and Plan of Merger, dated as of May 9, 2017, by and among West Corporation, Mount Olympus Holdings, Inc. and Olympus Merger Sub, Inc.

99.1	Press Release of West Corporation dated May 9, 2017, reporting results of operations for the three months ended March 31, 2017.

99.2	Press Release of West Corporation and Apollo Global Management, LLC dated May 9, 2017.

99.3	Voting Agreement, dated as of May 9, 2017, by and among Mount Olympus Holdings, Inc., Olympus Merger Sub, Inc. and entities affiliated with Thomas H. Lee Partners, L.P.

99.4	Voting Agreement, dated as of May 9, 2017, by and among Mount Olympus Holdings, Inc., Olympus Merger Sub, Inc. and entities affiliated with the Quadrangle Group.

99.5	Voting Agreement, dated as of May 9, 2017, by and among Mount Olympus Holdings, Inc., Olympus Merger Sub, Inc. and Gary L. West.

99.6	Voting Agreement, dated as of May 9, 2017, by and among Mount Olympus Holdings, Inc., Olympus Merger Sub, Inc. and Mary E. West.

†	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules or exhibits upon request by the SEC.